Exhibit 99.1

Riot Blockchain Continues Optimization of Mining Operations with Transition to Coinmint and Announces May 2020 Production

Company relocates 4,000 Bitmain S17 Pro miners to Massena, New York as part of continued efforts to decrease bitcoin production costs and increase mining output

CASTLE ROCK, CO. – June 10, 2020 – Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot” or the “Company"), one of the few Nasdaq-listed cryptocurrency mining companies in the United States, announces continued improvements and optimization of its bitcoin (“BTC”) production, via the relocation of its 4,000 Bitmain S17 Pro miners from Oklahoma City to Coinmint LLC’s (“Coinmint”) facility, in Massena, New York. The Company also announces corporate updates and its BTC production update for the month of May 2020.

BTC Mining Optimization

As previously disclosed on April 14, 2020, Riot entered into a co-location agreement with Coinmint. The transition to Coinmint is an important part of Riot’s focus to improve its production cost efficiencies and mining output. The Coinmint energy pricing and hosting arrangement is expected to significantly decrease the direct cost of BTC production as compared to Riot’s Oklahoma City operation, while also appreciably increasing mining uptime. Additionally, Riot now has a clear path forward to continue expanding its total hashing capacity.

During May and early June 2020, Riot successfully relocated 4,000 Bitmain S17 Pros to Massena, New York. To date, 75% of the miners have been deployed, and all miners are expected to be fully deployed by June 15, 2020. The Oklahoma facility lease expires on June 30, 2020 at which time the Company plans to have exited the Oklahoma facility.

Ashton Soniat, CEO of Coinmint, stated, “As the largest capacity cryptocurrency mining facility in North America, Coinmint is designed to meet the needs of mining partners of Riot’s caliber. We have worked hard to provide the best mining services at the lowest cost to institutional BTC miners. This partnership allows our clients to further expand upon our facilities and leverage Coinmint’s low-cost base to enhance overall margins for all parties.”

Corporate Updates and May 2020 Production Update

•	On May 11, 2020 the BTC halving (“halving”) occurred, which is an event that halves the rate at which new BTC are awarded (created). The halving decreased each block reward from 12.5 BTC to 6.25 BTC. The halving affects both the production and future supply of BTC. Historically, the value of BTC post-halving, over time has increased. However, the potential long-term effects of the halving are unknown.

•	In consideration of low operating efficiencies due to the halving, all of the Company’s remaining prior generation Bitmain S9 miners were taken off-line and have since been sold.

•	Riot now operates approximately 4,000 Bitmain S17 Pros with an aggregate hashing power capacity of 248 Petahash per second (“PH/s”).

•	On June 3, 2020, Riot announced a 129% increase to its future aggregate operating hash rate to 567 PH/s via the purchase of an additional 3,040 Bitmain S19 Pros. Riot expects staged delivery over four to five months, commencing with the first 1,000 miners arriving in July. Once the additional 3,040 Bitmain S19 Pro miners have been received and deployed, Riot estimates that its fleet of 7,040 next generation miners will produce an aggregate hashing power capacity of approximately 567 PH/s, representing a 129% increase over the Company’s current hash rate.

•	These recent miner purchases were funded using available working capital. Riot continues to maintain no long-term debt.

•	During May 2020, the Company produced 71 newly mined BTC with its approximately 4,000 Bitmain S17 Pros. Compared to the previous month, the Company’s BTC production was affected by the halving event on May 11, 2020 as well as downtime required to transport Riot’s mining fleet to Coinmint’s more efficient mining facility in Massena, New York.

Strategic Opportunities: Riot engaged XMS Capital Partners in early 2020 to assist the Company in evaluating its strategic growth opportunities. XMS introduced Riot to Coinmint and continues to advise the Company on potential strategic opportunities and transactions in bitcoin mining related operations.

About Coinmint, LLC

Coinmint operates a digital currency data center in a former Alcoa Aluminum smelter in Massena, New York. Its 435MW transformer capacity at its Massena complex, is three times larger than any other known operating digital currency data center in North America. The facility has been operational since May 2018. Given the abundance of hydroelectric and wind generation in the area, the experience of its management team in wholesale electricity markets, and the large capacity, Coinmint has a material electrical economic advantage. For more information, visit www.coinmint.one.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) focuses on cryptocurrency mining of bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot also holds certain non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s primary mining facility was recently relocated to upstate New York, under a colocation agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

Gateway Investor Relations

Matt Glover and Charlie Schumacher

Telephone: 949-574-3860

Email: RIOT@gatewayir.com